EXHIBIT 19.1

RITHM CAPITAL CORP.
INSIDER TRADING COMPLIANCE POLICY EFFECTIVE AS OF
FEBRUARY 2025 (THE “POLICY”)

This Policy applies to all directors, officers and employees of Rithm Capital Corp. ("Rithm" or the "Company").

Federal and state securities laws prohibit the purchase or sale of a security on the basis of Material Non-public Information (defined below). These laws also prohibit the dissemination of Material Non-public Information to others who may use that knowledge to trade securities, also known as “tipping.” Additionally, Regulation FD prohibits the selective disclosure of Material Non-public Information to certain enumerated persons. Thus, failing to honor confidentiality obligations or misusing confidential information could violate U.S. federal and state securities laws, and the laws of jurisdictions around the world in which we operate. These violations can result in consequences, including criminal penalties, for the individual who commits the violation, for that individual’s employer or other “control persons,” and for people who “tip” or otherwise assist an individual in misusing information. In order to take an active role in the prevention of these violations by Covered Persons (defined below), the Company has adopted this Policy with respect to trading in all securities (including derivative securities) of the Company, except during an open trading window (as further described in the section below captioned “Trading Window”).

The Company has appointed its Chief Legal Officer as its “Insider Trading Compliance Officer” for the purposes of this Policy. The Chief Legal Officer is permitted to delegate any responsibilities of this Policy to the extent he/she so elects to any member of the Legal and Compliance Department who, in his/her reasonable judgment, is qualified to perform such duties. Throughout the Policy, the term “Insider Trading Compliance Officer” shall apply to any such person to whom the Chief Legal Officer has delegated a particular responsibility. However, the Chief Legal Officer retains ultimate responsibility for all matters pertaining to the interpretation and enforcement of the Policy.

The Policy (and/or a summary thereof) will be made available to all employees, officers and directors of the Company (and such other persons to whom the Policy may apply, as determined by the Insider Trading Compliance Officer), upon commencement of their relationships with the Company and may be re-circulated as determined by the Insider Trading Compliance Officer. The Company monitors compliance with the Policy and will enforce the Policy as necessary. Violations of the Policy may include a variety of disciplinary actions, including termination of employment. The Company also may report violations to the Securities and Exchange Commission (“SEC”) or other regulatory authorities.

It is the responsibility of each person to whom the Policy applies to ensure that he or she fully complies with the Policy. All questions or concerns regarding the Policy should be directed to the Insider Trading Compliance Officer and/or to the email address TradingClearance@rithmcap.com.

I.Applicability.

The Policy applies to all Transactions in Covered Securities (defined below) and covers all officers, directors, and employees of Rithm, as well as their spouses, minor children, adults sharing the same household on a continuous basis, financial dependents, and any other person or entity over whom the officer, director or employee exercises substantial influence or control over his, her or its securities trading decisions (collectively, “Family Members”). This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar capacity. Each individual and entity described above is referred to in this Policy as a “Covered Person.” The Insider Trading Compliance Officer has the discretion to determine whether the Policy should apply to any additional persons.

The term “Covered Securities” includes1:

•the Company’s equity securities (including options or rights for such securities), which trades on the New York Stock Exchange (“NYSE”) under the ticker symbol “RITM”;
•debt securities and any other securities that the Company may issue from time to time, such as preferred shares, warrants and convertible debentures; and
•derivatives of Covered Securities, including any security convertible or exchangeable into, or whose value is derived from the value of, Covered Securities, whether or not issued by the Company.

1 In this Policy, the term “includes” means “includes, but is not limited to.”

With respect to Covered Securities, the term “Transaction” includes any:

•purchase or sale, including any contract or offer to purchase or sell;
•purchase or sale through the use of derivative arrangements;
•gift, pledge, or other transfer resulting in a change of beneficial ownership or investment decision making power; and
•participation in the decision to purchase or sell Covered Securities, including by recommending or advising such decision.

A decision not to engage in a purchase or sale does not constitute a Transaction under the Policy.

Each Covered Person is individually responsible for complying with the Policy. A Covered Person may, from time to time, have to forego a proposed Transaction in Covered Securities when they enter into possession of Material Non-public Information, even if they planned to make the Transaction before learning of the Material Non-public Information and even though they may suffer an economic loss or forego anticipated profit by waiting. Each Covered Person who is an officer, director, or employee of an Rithm should make each of those members of his or her family or household who is subject to the Policy aware of the applicability of this Policy and the need to confer with the Covered Person (and possibly with the Insider Trading Compliance Officer) before trading in Covered Securities. In addition, although the Insider Trading Compliance Officer will assist Section 16 Individuals (see Section VIII) in preparing and filing required reports, the reporting person retains ultimate responsibility for the reports.

II.Definition of Material Non-public Information.

It is not possible to define all categories of Material Non-public Information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding a transaction in Covered Securities, or the information, if made public, likely would affect the market price of such Covered Securities.

Either positive or negative information may be material. It is important to remember that materiality will be judged with the benefit of hindsight. Therefore, questions you have concerning the materiality of particular information should be resolved in favor of assuming materiality unless advised otherwise by the Insider Trading Compliance Officer.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Non-public information can be material even with respect to companies that do not have publicly traded stock. Determining whether something is material is a legal determination, and you should seek help from the Insider Trading Compliance Officer before making a materiality determination. Examples of information at Rithm or at a Rithm subsidiary, as applicable, that may be material include:

•Financial results or changes to previously released financial results or estimates
•Earnings information or earnings guidance
•Known but unannounced future earnings or losses
•Execution or termination of significant contracts
•News of a pending or proposed merger, acquisition, tender offer, joint venture or changes in assets
•News of the disposition of significant assets
•Impending bankruptcy or financial liquidity problems
•Significant developments to relationships with counterparties
•Changes in dividend policy
•New product announcements of a significant nature
•New investments or financings or developments regarding investments or financings
•Share splits
•New equity or debt offerings
•Defaults on senior securities, calls of securities for redemption, or repurchase plans
•Positive or negative developments in outstanding litigation or government actions
•Significant litigation exposure due to actual or threatened litigation
•Write-downs and additions to reserves for contingencies
•Expansion or curtailment of operations
•Changes in analyst recommendations or debt ratings
•Extraordinary borrowing or other financing transactions out of the ordinary course
•Changes in auditors or auditor notification that an audit report may no longer be relied upon

•Regulatory approvals, changes in regulations, and any impact analysis related to such approvals or changes
•Changes in control or management.

Non-public information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as by a press release by the Company, a filing with the SEC, or in certain circumstances, posting on the Company’s website. The circulation of rumors, even if accurate and reported in the media, may not constitute effective public dissemination, and you should presume that information is nonpublic unless you can point to the official release of that information by the Company. Even after nonpublic information has been disclosed, a reasonable period of time must elapse in order for the market to react to the information. Like the assessment of materiality, determining whether information is “public” is a legal determination, and you should seek help in making this determination from the Insider Trading Compliance Officer.

III.Prohibition Against Trading While in Possession of Material Non-public Information.

No Covered Person shall engage in any Transaction involving Covered Securities during any time that he or she is in possession of Material Non-public Information concerning the Company or its securities.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not excepted from this Policy. Securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

IV.Confidentiality of Non-public Information.

Non-public information relating to the Company, including non-public information relating to Rithm subsidiaries, is the property of the Company, and the unauthorized disclosure of such information is prohibited. In the event any Covered Person receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections), the inquiry should be referred to the Insider Trading Compliance Officer, who will be responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

V.Chat Rooms.

Covered Persons may not discuss the Company or its businesses, including Rithm subsidiaries, in Internet “chat rooms,” social networking sites, or similar public or internet-based forums.

VI.Tipping.

No Covered Person shall “tip” Material Non-public Information about the Company, including Rithm subsidiaries, to any other person (including Family Members), nor shall any Covered Person make recommendations or express opinions on the basis of Material Non-public Information as to trading in any Covered Security. A violation of securities laws can result in civil or criminal penalties for the primary violator (i.e., the person who trades in possession of Material Non-public Information) and for any person who “tips” or otherwise aids the primary violator.

VII. Post-Termination Transactions.

No Covered Person who has terminated his or her employment or relationship with an Rithm may trade in Covered Securities until the later of: (i) the passage of two full Trading Days following the date of public disclosure of the Company's financial results for that particular fiscal quarter or year or (ii) the date on which the Covered Person is no longer in possession of Material Non-public Information concerning the Company, including Rithm subsidiaries.

VIII.Designation of Section 16 Individuals.

The Board of Directors has determined the officers that are the named executive officers, and other executive officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”), with respect to the Company’s securities. In addition, all members of the Company’s Board of Directors are Section 16 Individuals. The Insider Trading Compliance Officer will periodically determine which of the Company’s officers qualify as Section 16 Individuals.

References in the Policy to Section 16 Individuals do not include persons who are subject to the reporting and liability provisions of Section 16 of the Exchange Act solely by virtue of their equity ownership in the Company.

IX.Trading Window.

Covered Persons are prohibited from engaging in any Transaction in any Covered Security except during an open trading window. The trading window for the Company will be scheduled to open at the beginning of the first Trading Day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year. The trading window will be scheduled to close at the end of the last day of the second month of the quarter in which the window opened. The Insider Trading Compliance Officer, however, may modify the scheduled opening or closing dates of the trading window using his or her reasonable judgment.

As used herein, the term “Trading Day” shall mean a day on which the New York Stock Exchange (the “NYSE”) is open for trading, commencing at the time trading begins on such day and ending at the end of the regular trading session on such day.

The Company, at the sole discretion of the Insider Trading Compliance Officer, shall have the right to (a) decline to open the window or otherwise prohibit trading in some or all Covered Securities for some or all Covered Persons at a time when the trading window would otherwise be open, (b) open the trading window for some or all Covered Persons or otherwise allow trading in some or all Covered Securities by some or all Covered Persons at any time during which the trading window would otherwise be closed, or (c) amend the Policy. Affected individuals will be notified of any such changes or amendments.

X.Pre-Clearance of Trades.

The Company has determined that all Covered Persons must refrain from trading in any Covered Security, even during an open trading window, without first obtaining pre-clearance for the proposed Transaction by emailing the amount and nature of the proposed transaction to TradingClearance@rithmcap.com. Clearance of a Transaction is valid for one (1) business day. If the transaction order is not placed and executed within one (1) business day, clearance of the Transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the Covered Person requesting such clearance.

If a Section 16 Individual's trade is approved, the Insider Trading Compliance Officer will facilitate the timely submission of regulatory filings2, as necessary.

Even if the proposed Transaction is approved, ultimate responsibility rests with the individual to ensure that he or she is not trading while in possession of Material Non-public Information.

XI.Gifts.

Covered Persons must pre-clear any gift of Covered Securities by emailing TradingClearance@rithmcap.com. In general, the gift will be approved, even during a closed trading window, unless the Covered Person making the gift may be in possession of Material Non- public Information and the recipient is reasonably likely to sell the securities while the Pre- Clearance Covered Person still possesses Material Non-public Information.

XII. Transfer of Covered Securities.

Covered Persons must hold Covered Securities only in accounts for which the Covered Person makes all buy and sell decisions or, in the case of joint accounts, the Covered Person participates in all buy and sell decisions. Covered Persons may not transfer Covered Securities to accounts over which a third party has trading authority, including personal money managers, without the prior written approval of the Insider Trading Compliance Officer.
2 Section 16 Individuals are typically required to submit an initial Form 3 upon becoming a Section 16 Individual, and make additional filings on Form 4 at the time of effecting most Transactions to reflect changes in beneficial ownership. A Form 4 must be filed within two business days after a reportable transaction. A Form 5 is required to be filed at the end of the year to report any unreported transactions. The Company is required to disclose any delinquent filings by Section 16 Individuals in its annual proxy statement. Additionally, Form 144 is required to be filed in advance of the proposed sale of (i) restricted securities or (ii) securities held by an affiliate of the Company if the amount to be sold during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000. All Section 16 Individuals selling securities by relying on Rule 144 must comply with Rule 144.

XIII.Prohibited Transactions.

1.Short Sales.

Pursuant to this Policy, no Covered Person shall engage in a short sale of any Covered Security, even during an open trading window. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a “short against the box”). Certain put and call options may in some instances constitute a short sale, and are therefore prohibited by this Policy.

Additionally, Section 16(c) of the Exchange Act explicitly prohibits officers, directors and certain shareholders of the Company that are subject to Section 16 of the Exchange Act from engaging in short sales.

2.Options and Certain Derivatives.

A transaction in options is, in effect, a bet on the short-term movement of a security. Therefore, a transaction by a Covered Person in options relating to Covered Securities may create the appearance that the trade is based on Material Non-public Information. In addition, transactions in options also may focus the Covered Person’s attention on short- term performance at the expense of the applicable Covered Entity’s long-term objectives. Accordingly, any transaction in puts, calls or other derivative securities relating to a Covered Security, including transactions on an exchange or in any other organized market, are prohibited by this Policy. (The section below captioned “Hedging Transactions” governs option positions arising from certain types of hedging transactions.)

3.Dividend Reinvestment.

Automatic dividend reinvestment into additional shares of the Company’s securities is prohibited under this policy. Dividends paid by the Company must be received as cash.

XIV.Hedging Transactions; Margin Accounts and Pledges.

As a general rule, Covered Persons are prohibited from hedging, margining, or pledging Covered Securities; however, the Insider Trading Compliance Officer may grant exceptions under limited circumstances. Covered Persons must submit pre-clearance requests to the Insider Trading Compliance Officer at least one week prior to the proposed execution of documents evidencing a transaction involving the hedging, margining, or pledging of Covered Securities.

1.Hedging Transactions.

Certain forms of hedging or monetization transactions allow an investor to lock in much of the value of his or her shares, often in exchange for all or part of the potential for upside appreciation. These transactions allow investors to continue to own the securities, but without the full risks and rewards of ownership. When that occurs, an investor may no longer have the same objectives as the issuer’s other shareholders. Therefore, Covered Persons are prohibited from entering into hedging transactions related to Covered Securities.

2.Margin Accounts and Pledges.

Securities that are margined may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Non-public Information or otherwise is not permitted to trade in Covered Securities, Covered Persons are prohibited from margining Covered Securities or pledging Covered Securities as collateral for a loan.

XV. Policy Exceptions.

1. Rule 10b5-1 Trading Plan.

This Policy does not apply to Transactions made pursuant a written trading plan designed in accordance with Rule 10b5-1 of the Exchange Act. Any Covered Person desiring to enter into a Rule 10b5-1 Trading Plan should contact the Insider Trading Compliance Officer for guidance on establishing the plan. Such plans may only be established (and thereafter may only be amended) at a time when the (i) Covered Person is not in possession of Material Non-public Information about the Covered Entity whose securities are to be traded and (ii) the Covered Entity’s trading window is open.

XVI.Applicability of Policy to Other Companies’ Material Non-public Information.

The Policy also applies to Material Non-public Information relating to other companies, including the Company’s subsidiaries, as applicable, investors, vendors, suppliers or any other companies in which the Company may do business or enter into a transaction with (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, a Rithm subsidiary. Civil and criminal penalties, and termination of employment, may result from trading while in possession of Material Non-public Information regarding Business Partners. All Covered Persons should treat Material Non-public Information about Business Partners with the same care required with respect to the Company’s Material Non- public Information including, without limitation, with respect to the Company’s potential or prospective investments in such other company.

XVII.Duties of the Insider Trading Compliance Officer.

The Insider Trading Compliance Officer’s duties include the following:

A.Overseeing the pre-clearance of Transactions involving Covered Securities by Covered Persons in order to monitor compliance with the Policy and insider trading laws. The Insider Trading Compliance Officer may consult with outside counsel on such matters as he deems appropriate and is entitled to rely conclusively on any advice provided by such outside counsel.
B.Ensuring the timely preparation and filing of the Company’s Section 16 reports (Forms 3, 4 and 5), including appointment as attorney-in-fact.
C.Serving as the designated recipient at the Company of copies of reports filed with the SEC under Section 16 of the Exchange Act.
D.Overseeing circulation of the Policy (and/or a summary thereof), and overseeing appropriate training with respect to the Policy.
E.Assisting with the implementation of this Policy.
F.To the extent the Insider Trading Compliance Officer deems appropriate in his or her reasonable judgment, granting specific exceptions to this Policy.
G.To the extent the Insider Trading Compliance Officer deems appropriate, coordinating with outside counsel regarding compliance activities, including with respect to changing requirements and recommendations for compliance with insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

XVIII.Potential Criminal and Civil Liability and/or Disciplinary Action.

1.Liability for Insider Trading.

Pursuant to federal and state securities laws, Covered Persons may be subject to penalties of up to $5,000,000 and up to 20 years in jail for transacting in any Covered Security at a time when they have knowledge of Material Non-public Information regarding the Company.

2.Liability for Tipping.

Covered Persons may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Non-public Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the applicable Covered Securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading.

3.Liability of Control Persons.

If the Company or its supervisory personnel fail to take appropriate steps to prevent insider trading, they may be subject to the following penalties:

a.A civil penalty of up to $1,500,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and
b.A criminal penalty of up to $25,000,000.

In addition to penalties, firms or persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future, e.g., many regulated industries will not permit such firms or persons to engage in regulated activity. Further, for a person or entity to even be accused of securities law violations would have very damaging reputational effects on the person or entity.

4.Possible Disciplinary Actions.

Covered Persons who violate this Policy shall be subject to disciplinary action, which may include ineligibility for future participation in the Company’s equity incentive plans and/or termination of employment.

XIX.Reporting Violations/Inquiries.

Covered Persons should refer suspected violations of this Policy to the Insider Trading Compliance Officer. Any person who has a question about this Policy or its application may obtain additional guidance from the Insider Trading Compliance Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee or other applicable individual.

XX.Certifications.

All directors, officers and employees of Rithm Capital Corp. must certify their understanding of, and intent to comply with, this Policy in the form substantially similar to Attachment A hereto.

Attachment A
Form of Acknowledgement of Having Read and Understood the Policy

I acknowledge that I have received, read, understood, and intend to comply with the Insider Trading Compliance Policy (the “Policy”).

I understand that I am a Covered Person and understand that I must pre-clear all Transactions in Covered Securities pursuant to sections “IX Pre-Clearance of Trades”, “X. Gifts” and “XI. Transfer of Covered Securities”.

If I had any questions concerning the Policy and my responsibilities thereunder, I raised them with the Insider Trading Compliance Officer and received satisfactory, understandable answers to my questions.

I understand that any violation(s) of the Policy may be grounds for immediate disciplinary action, including termination of employment, and may constitute a violation of applicable federal, state and local laws and regulations.

_______________________________________
Signature

_______________________________________
Name (Printed)

Date_____________ , 20_